EXHIBIT  12.1



                        CARRAMERICA REALTY CORPORATION
                 RATIO OF EARNINGS TO FIXED CHARGES CALCULATION

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
                                                   Ratio of Earnings
                                                      to Combined
                                                      Fixed Charges                                 Ratio of
                                                   and Preferred Stock                            Earnings to
                                                        Dividends                                Fixed Charges
                                                   --------------------       -------------------------------------------------
                                                     1997         1996        1997      1996         1995       1994      1993
                                                     ----         ----        ----      ----         ----       ----      ----

Net Income before Minority Interest.............   $ 87,013    $ 29,050    $ 87,013   $29,534      $17,284    $17,821   $ 6,004
Add:
  Extraordinary Charges.........................   $     --    $    484    $     --   $   484      $    --    $    --   $ 5,613
  Fixed Charges, excluding Capital Interest.....   $ 55,893    $ 33,724    $ 55,893   $32,946      $22,579    $21,880   $12,768
Deduct:
  Gain of Sale of Assets........................   $ (5,420)   $     --    $ (5,420)  $    --      $    --    $    --   $    --
                                                   --------    --------     -------   -------      -------    -------   -------
                                                   $137,486    $ 63,258    $137,486   $63,258      $39,863    $39,701   $24,385
                                                   ========    ========    ========   =======      =======    =======   =======


Fixed Charges:
  Interest Expense..............................   $ 51,528    $ 32,396     $51,528   $31,630      $21,873    $21,366   $12,436
  Interest Capitalized..........................   $ 14,266    $  2,664     $14,266   $ 2,664      $   226    $    --   $    --
  Amortization of Deferred Financing Costs......   $  2,138    $  1,015     $ 2,138   $ 1,003      $   365    $   208   $   101
  Rent Deemed as Interest.......................   $    532    $    313     $   532   $   313      $   341    $   306   $   231
  Preferred Stock Dividends.....................   $ 10,991    $    572     $    --   $    --      $    --    $    --   $    --
                                                   --------    --------     -------   -------      -------    -------   -------
      Total Fixed Charges.......................   $ 79,455    $ 36,960     $68,464   $36,388      $22,805    $21,880   $12,768
                                                   ========    ========     =======   =======      =======    =======   =======
Ratio of Earnings to Fixed Charges..............       1.73        1.71        2.01      1.74         1.75       1.81      1.91



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